EXHIBIT 21.1

STIFEL FINANCIAL CORP. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name*	Jurisdiction of Incorporation/Formation

Stifel Financial Corp.	Delaware
Stifel, Nicolaus & Company, Incorporated	Missouri
Stifel Nicolaus Insurance Agency, Incorporated	Missouri
Ryan Beck Holdings, LLC	Missouri
Broadway Air Corp.	Missouri
Butler, Wick & Co., Inc.	Ohio
Century Security Associates, Inc.	Missouri
CSA Insurance Agency, Incorporated	Missouri
Choice Financial Partners, Inc.	Missouri
First Service Financial Company	Missouri
Stifel Bank & Trust	Missouri
Hanifen, Imhoff Inc.	Colorado
Missouri Valley Partners	Missouri
Stifel Asset Management Corp.	Missouri
Stifel Financial Capital Trust II	Missouri
Stifel Financial Capital Trust III	Missouri
Stifel Financial Capital Trust IV	Missouri
Stifel Nicolaus Limited	United Kingdom
Thomas Weisel Partners Group, Inc.	Delaware
Thomas Weisel Partners LLC	Delaware
Thomas Weisel Capital Management LLC	Delaware
Thomas Weisel Venture Partners LLC	Delaware
Thomas Weisel Healthcare Venture Partners LLC	Delaware
Thomas Weisel Global Growth Partners LLC	Delaware
Thomas Weisel Asset Management LLC	Delaware
TW Asset Management LLC	Delaware
Thomas Weisel Partners Insurance Services LLC	Delaware
TWP Holdings Company (Canada), Inc.	Nova Scotia
TWP Acquisition Company (Canada), Inc.	Ontario
Thomas Weisel Capital Corporation	Ontario
Stifel Nicolaus Canada Inc.	Canada
Thomas Weisel Partners (USA) Inc.	Ontario
Thomas Weisel Partners International Limited	England and Wales

* All subsidiaries of the registrant do business under their legal names. Indentation indicates the principal parent of each subsidiary.